Exhibit 21.1

Subsidiaries

Name:	Jurisdiction	Ownership
Green Remanufacturing LLC	Delaware	100%
Appliancesplace.com, LLC	New York	100%
Speyside Holdings, LLC	Delaware	85%
CEM III LLC	New York	72.5%